Exhibit 16

[AA-HONG KONG LETTERHEAD]

August 24, 2001

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sir/Madam,

We have read the second paragraph of Item 4 included in the Form 8-K/A dated August 24, 2001 of PacificNet.com, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ Arthur Andersen & Co

/S/ Arthur Andersen & Co.

Arthur Andersen & Co.